Exhibit 4.50

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Unitil Corporation (the “Registrant”) has one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following is a description of our common stock. This description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our By-Laws, as amended (the “By-Laws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the laws of the State of New Hampshire.

Authorized Capital Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, no par value.

Dividend Rights

Under our Articles of Incorporation, holders of our common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for such purpose.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring approval of holders of our common stock. Holders of common stock have the exclusive right to vote for the election of directors and for any other purpose or any other subject and to be represented at and to receive notice of any meeting of shareholders.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights.

Cumulative voting rights allow a stockholder to multiply the number of votes the stockholder is entitled to cast by the number of directors for whom the stockholder is entitled to vote and to cast the product for a single candidate or distribute the product among two or more candidates. Without cumulative voting, a minority stockholder may not be able to elect as many candidates to our Board of Directors as the stockholder would be able to elect if cumulative voting were permitted. Also, without cumulative voting, a minority stockholder may have less influence on the decisions of our Board of Directors (including with respect to a possible change in control or takeover of the Registrant).

Board of Directors Classification

Our Board of Directors is divided into three classes, each class to be as nearly equal in number as possible as determined by the Board of Directors, with a minimum of nine directors total, and maximum of 15 directors total. The terms of the directors in each class will expire in successive years. Directors are elected by ballot for a term of three years. Vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of our common stock or any of our other securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Preferred Shares

We are not authorized to issue any shares of preferred stock.

Provisions of Our Articles of Incorporation and By-Laws That Could Delay, Defer or Prevent a Change in Control

Certain provisions in our Articles of Incorporation and By-Laws may delay, defer or make more difficult unsolicited acquisitions or changes of control of the Registrant. We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interest of the Registrant and our shareholders.

The provision in our Articles of Incorporation relating to classification of the Board of Directors could have the effect of making it difficult and time-consuming to change majority control of the Board of Directors. Such a change in control could take up to two annual meetings of shareholders to effect. As a result, this provision could limit the vulnerability of the Registrant to an unsolicited proposal to acquire the Registrant or its assets. Takeovers which are proposed and effected without prior consultation and negotiation with management are not necessarily detrimental to a company and its shareholders. The difficulties, if any, which may exist in effecting a change in control of the Registrant’s Board of Directors could benefit the Registrant by protecting the Board of Directors’ ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal.

Our Articles of Incorporation provide that shares of common stock when duly authorized may be issued from time to time for such consideration as may be fixed by the Board of Directors. Under the laws of the State of New Hampshire and our Articles of Incorporation and By-Laws, we can issue additional shares of common stock without further approval of our shareholders; however, the New York Stock Exchange requires that we obtain shareholder approval for certain issuances of common stock in excess of 20% of the amount outstanding prior to the issuance.

Our By-Laws require advance notice for annual and special meetings, which notices are always required to state the purposes for which the meetings are called. Our By-Laws also require advance notice of business proposed by shareholders and nominations of directors by shareholders. In addition, our Board of Directors may make, amend or repeal our By-Laws in whole or in part, except with respect to any provision thereof which by statute or by the Articles of Incorporation requires action by our shareholders.

We are a public utility holding company under the laws of the State of New Hampshire. Section 374:33 of the New Hampshire Revised Statutes provides that no public utility or public utility holding company may directly or indirectly acquire more than 10 percent, or more than the ownership level which triggers reporting requirements under 15 U.S.C. section 78-P, whichever is less, of the stocks or bonds of any other public utility or public utility holding company incorporated or doing business in the State of New Hampshire, without the approval of the Public Utilities Commission of New Hampshire.